EXECUTION VERSION

CRITEO

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into between:

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CRITEO SA, a French société anonyme, having its registered office at 32 rue Blanche, 75009 Paris, France, registered with the registry of commerce and companies of Paris under number 484 786 249 RCS Paris, represented by Benoît Fouilland acting as directeur général délégué,

(the “Company”),

and

•
ROCABELLA , a French société par actions simplifiée, having its registered office at 16, rue Séguier, 75016 Paris, France, registered with the registry of commerce and companies under number 878 359 884 RCS, represented by Jean-Baptiste Rudelle, acting in his capacity as président (the “Representative”),

(the “Advisor”).

The Company and the Advisor are hereafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, the Company is a global leader in commerce marketing;

WHEREAS, the Representative is the Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, the Advisor, taking into consideration its historical knowledge of the Company and the Company’s products as well as its broad industry experience, has been appointed as an advisor to the Company in order to provide corporate affairs-related services (the “Consulting Services”), as approved by the Board on December 11, 2019;

WHEREAS, the purpose of this Agreement is to document the terms and conditions governing the provision, by the Advisor, of the Consulting Services to the Company.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	CONSULTING SERVICES

Effective Date - The Agreement shall be effective as of January 1, 2020 (the “Effective Date”).

Scope of the Consulting Services - The Advisor, acting exclusively through its Representative, shall provide the Consulting Services as follows:

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The Advisor shall devote the time necessary for it to perform corporate advisory services and Company representation services in the Company’s relations with public bodies, professional organizations, industry experts, influencers, decision makers, institutions and regulators, at domestic, European Union and international levels, in coordination with the Company. The Parties understand and agree that the scope of the Consulting Services is not exhaustive and may be modified, from time to time, upon prior mutual agreement between the Parties so as to reflect changes in the Company’s environment and/or in Company’s expectations.

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The Company and the Advisor shall define together in advance and in accordance with the Company’s expectations and both Parties’ availabilities, the Advisor’s intervention planning, which shall remain flexible so as to consider any reasonable adjustment required by the Company.

Performance of the Consulting Services -     The Advisor undertakes to perform the Consulting Services with the level of skills and care expected in consideration of its knowledge, expertise and background with the Company. It shall conduct the Consulting Services with a view of protecting the Company’s best interests and shall promote, at all time, a positive image of the Company.

As an expert and independent contractor, the Advisor shall solely determine the manner and means by which the Consulting Services shall be performed.

In the course of the Agreement, the Advisor shall always act and present itself as the Company’s Advisor or, in the case of the Representative, as Chairman of the Board, as the case may be; it shall not be authorized to enter into any agreement nor take any commitment of behalf of the Company without the prior written consent of the Company, and the performance of the Consulting Services shall remain within the general direction of the Company’s Chief Executive Officer and the Board.
The Advisor, and its Representative, cannot, in any event, be considered as agents, partners, representatives or employees of the Company or any of the Company’s affiliates (as per article L.233-3 of the French Commercial code, the “Affiliates”) as the case may be, nor act as such.

During the term of the Agreement, the Company and the Advisor shall meet on a regular basis to discuss the performance of the Consulting Services by the Advisor. In preparation for these meetings, the Advisor shall provide a report of its activities performed since the last meeting to the Company’s Primary Contact (as defined below).

In this context, the Company appoints François Lhemery, VP of Regulatory Affairs (to be replaced, as the case may be, by its successor or any other person appointed by Company to play this role) as the Advisor’s primary contact with regard to the Consulting Services (the “Company’s Primary Contact”).

Notwithstanding the above mentioned meetings, the Advisor shall also inform the Company, in due time, of any difficulty that it may encounter in the provision of Consulting Services and, as part of its general duty to provide advice and guidance, raise any information and warning or provide any additional advice that it may deem relevant for the Company.

2.	COMPANY’S OBLIGATIONS

The Company shall inform the Advisor of any material modification in the Company’s environment, business strategy and service offering.

The Company shall provide the Advisor with all the human and material resources as reasonably necessary for the performance of the Consulting Services.

More generally, the Company shall collaborate with the Advisor and provide it with any information and resources reasonably necessary for the performance of the Consulting Services.

3.	ADVISOR’S OBLIGATIONS AND REPRESENTATIONS

The Advisor, directly or through its Representative, hereby represents that it is duly authorized to enter into this Agreement, without breaching any obligation that it may have toward a third-party such as, for example, an exclusivity clause, a non-compete obligation or any other contract that may arise in a conflict of interests regarding its obligations toward the Company as specified herein.

The Advisor represents that it is duly entitled to perform the Consulting Services herein and that it complies with all laws and regulations applicable to its business and activities. In this regard, the Advisor undertakes notably to prepare and file all tax and social security forms and returns, as well as all other necessary tax, social security and regulatory filings required by law with regards to its business. It represents that it has subscribed a suitable insurance policy covering any potential liability arising out of its performance of the Consulting Services during the term of the Agreement.

The Advisor undertakes during the term of this Agreement and while performing the Consulting Services, to abide by any applicable law or regulation in terms of anti-bribery and anti-corruption as well as in terms of data protection laws and regulations (including, without limitation, EU Regulation n°2016/679 – the “GDPR”).

Additionally, the Advisor shall comply with the Company’s internal rules and policies, to the extent applicable to it (e.g., IT security instructions and Health & Safety rules). Specifically, the Advisor and its Representative shall comply with the Company’s Insider Trading Policy.

4.	CONSULTING FEE

As from the Effective Date, the Advisor shall receive from the Company an annual fee of Euros 135,440 V.A.T. exclusive (the “Consulting Fee”). This Consulting Fee will be payable in 4 installments of Euros 33,860 V.A.T. exclusive, each corresponding to a 3-month period. Upon presentation by the Advisor of a corresponding quarterly invoice, the Consulting Fee shall be paid within thirty (30) days, by wire transfer to the Advisor’s bank account as previously communicated by the Advisor.

The Consulting Fee shall be revised on an annual basis, such annual revision being approved by the Company’s Board as long as this Agreement is a related-party transaction within the meaning of article L.225-38 of the French Commercial Code.

All Advisor’s expenses incurred in connection with the Consulting Services (e.g., travel expenses or any other additional expense) shall be reimbursed to the Advisor to the extent reasonable, supported by relevant invoices and in accordance with Company’s travel and expenses policies.

5.	CONFIDENTIALITY

During the term of this Agreement, the Advisor shall keep strictly confidential all of the Company’s non-public or otherwise confidential information brought to its attention and/or to which it is granted access in the course of the performance of the Consulting Services (the “Confidential Information”). For the purpose of this Agreement, the term “Confidential Information” shall include any manufacturing or business secrets..

If the Advisor reasonably deems that it must disclose any of Company’s Confidential Information for the performance of the Consulting Services, it shall promptly notify the Company and shall refrain from disclosing such Confidential Information without the Company’s prior written approval.

In the event that the Advisor becomes compelled, pursuant to any statutory or regulatory provision, court decision or administrative order, to disclose any of the Confidential Information, it will provide the Company with prompt written notice so that the Company can take appropriate protective measures. In any event, the Advisor will disclose only that portion of the Confidential Information that, upon the advice of counsel, is required and will use commercially reasonable efforts to ensure that all Confidential Information so disclosed will be given confidential treatment.

6.	CONFLICTS OF INTEREST

As an independent contractor, the Advisor and the Representative remain entitled to engage in business activities with third parties.

Notwithstanding anything to the contrary in this Agreement, for the term of the Agreement, the Advisor recognizes and agrees that it and/or the Representative shall not enter into any business activity with a third-party that may give rise to a potential conflict of interest with the Company or any of its affiliates. As a result, the Advisor shall ask for the Company’ General Counsel prior written approval before engaging itself and/or before the Representative engaging into a business relationship with a third-party which may generate conflicts of interest with the Company or any of its Affiliates.

7.	TERM OF THE AGREEMENT – TERMINATION

Except as otherwise provided herein, the term of this Agreement shall be from the Effective Date for a period of three (3) years (the “Term”).

The Agreement shall be immediately terminated, without any prior notice nor indemnification, upon the earliest occurrence of (i) the expiration of the Term or (ii) unless decided otherwise by the Board, the termination date of the office of the Representative as Chairman of the Board.

Each Party shall also be entitled to terminate the Agreement for convenience purposes on June 30 of each calendar year, subject to one (1) month’s-prior written notice.

Each Party shall also be entitled to terminate this Agreement in case of breach by the other Party of its obligations under this Agreement, following prior written notification of such breach, which has remained uncured for ten (10) business days.

Upon termination of this Agreement, the Advisor will promptly return or destroy the material resources made available for the performance of the Consulting Services.

8.	INTELLECTUAL PROPERTY RIGHTS

The intellectual property rights attached to the reports, presentations and/or other documents drafted by the Advisor in the course of the Consulting Services (the “Deliverables”) shall be assigned to the Company upon their delivery by the Advisor.

As consideration for the Consulting Fees, the Advisor shall transfer to the Company for its own benefit as well as for the benefit of any third-party of the Company, without limitation and irrespective of the medium, form and state of completion, on a worldwide basis and for the entire term of the protection of the intellectual property rights under applicable law, the following intellectual property rights of the Deliverables:

•	the right to reproduce all or part of the Deliverables by any means and processes and in any format and on any medium (whereas such medium is already known or is to-date unknown);

•	the right to display and/or communicate all or part of the Deliverables by any processes and networks (already known or to-date unknown) and in any context whatsoever;

•
the right to make any technical modification, including, in particular, the right to modify, correct or arrange, translate and/or create derivative works from the Deliverables and the rights to exploit such modifications free of charge or otherwise;

•	the right to incorporate all or part of the Deliverables into any other creation which currently exists or may be created in the future;

•	the right to market, distribute, sell, license or disseminate all or part of the Deliverables, including any derivative work free of charge or otherwise;

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the right to file and/or to register all or part of the Deliverables as a design or model, trademark or domain name and/or any other intellectual or industrial property right whatsoever, including the right to incorporate all or part of the Deliverables into a patentable invention and the right to include all or part of the Deliverables in any application to register a patent or for the purposes of any proceeding before any official intellectual property office.

The Advisor understands and agrees that the Deliverables shall be delivered to the Company free of any third-party rights (including intellectual property rights) and undertakes not to make any further use of the Deliverables without the Company’s prior approval.

9.	MISCELLANEOUS

Amendment – None of the Parties may validly amend any provisions of the Agreement, unless such amendment is made in writing and duly executed by both Parties.

Intuitu Personae - The Agreement is entered into intuitu personae with the Advisor acting through its Representative. As a result, the Advisor recognizes and agrees that the Consulting Services can only be performed by its Representative and cannot be subcontracted to any other person. In addition, the Advisor represents that, during the term of this Agreement, it shall remain fully-owned by the Representative and its immediate family members.

No Assignment - Neither Party may assign this Agreement without the prior written consent of the other Party.

Representative – The Advisor shall remain entirely liable toward the Company for any breach by the Representative of the Advisor’s obligations under this Agreement.

No Waiver – The failure of either Party to insist upon the performance of any of the provisions of the Agreement by the other Party will not, in any respect, be construed as the implied waiver by such Party of the benefit of such provision.

10.	APPLICABLE LAW – JURISDICTION

This Agreement will be governed by and construed in accordance with French law.

Any dispute arising in relation to the validity, interpretation, performance or termination of this Agreement, which the Parties are not able to resolve by amicable settlement, shall be submitted before the jurisdiction of the Commercial Court of Paris, France.

Executed in Paris, on the December 17, 2019

In two (2) original copies

/s/ Benoit Fouilland /s/ Jean-Baptiste Rudelle
_________________________    _________________________

The Company The Advisor